Exhibit 99.1

FOR IMMEDIATE RELEASE

STERLING CONSTRUCTION COMPANY, INC. REPORTS

2016 THIRD QUARTER RESULTS

Revises Guidance to Reflect Slower than Anticipated Turnaround in Texas Sterling Division

Sterling’s Four Other Businesses Performing at or Above Expectations

Average Gross Margin in Backlog Continues to Improve

Strengthened Balance Sheet and Improved Liquidity

THE WOODLANDS, TX – October 31, 2016 – Sterling Construction Company, Inc. (NasdaqGS: STRL) (“Sterling” or “the Company”) today announced financial results for the third quarter ended September 30, 2016.

Third Quarter 2016 Financial Results Compared to Third Quarter 2015:

•	Revenues grew 16.8% to $205.6 million compared to $176.0 million;
•	Gross margin was 8.3% of revenues compared to gross margin of 8.2%;
•	Operating income was $3.7 million compared to $2.4 million;
•	Net income attributable to Sterling common stockholders was $2.4 million compared to $0.3 million; and,
•	Net income per share attributable to common stockholders was $0.10 compared to $0.01.

Third Quarter 2016 Backlog Highlights:

•	Total backlog at September 30, 2016 of $820 million was up 7.8% from December 31, 2015 and was up 14.2% from the third quarter of 2015;
•	Total backlog at September 30, 2016 excluded $94 million of projects where the Company was the apparent low bidder but the contract had not yet been signed; and,
•	Gross margin of projects in backlog as of September 30, 2016 averaged 8.0% as compared with 6.5% the end of the third quarter of 2015, while expected gross margin of the projects awarded in the first nine months of 2016 averaged more than 8.5%.

Business Overview:

Third quarter 2016 revenues increased 16.8% compared to the third quarter of 2015 driven by increased project activity with the majority of this increase due to a substantial ramp up of two projects in process by Sterling’s Utah Subsidiary construction joint ventures.

Gross profit was $17.0 million in the third quarter of 2016 compared to $14.5 million in the prior year third quarter, reflecting the strong revenue increase combined with a small improvement in gross margin compared to the prior year quarter as the proportion of zero or near zero margin projects has diminished this year.

General and administrative expenses were $9.6 million in the third quarter of 2016, or 4.7% of revenues compared to $11.1 million or 6.3% in the third quarter of 2015. The decrease in G&A expense as a percentage of revenues reflects the higher level of revenues in the third quarter of 2016, along with a decrease in employee benefit costs and the non-recurring employee severance costs paid in the third quarter of 2015.

Other operating expense, net totaled $3.8 million in the third quarter of 2016 compared to $1.0 million in the third quarter of the prior year. The increase in expense was primarily due to higher noncontrolling interest expense, driven by the combined increase in income generated by the Company’s two partially owned subsidiaries.

Financial Position at September 30, 2016:

•	Cash and cash equivalents was $43.0 million.
•	Working capital totaled $40.6 million.
•	Total debt was reduced to $11.6 million.
•	Tangible net worth was $59.6 million.

CEO Remarks:

Paul J. Varello, Sterling’s CEO, commented, “We generated revenues in the third quarter that were in-line with our expectations heading into the period, and meaningfully stronger than in the third quarter of 2015. Net income, however, was below our expectations as our Texas subsidiary (TSC) continued to lag in profitability. While TSC has been making headway in burning off its low margin legacy backlog and beginning to execute more of its higher margin contracts, both have occurred at a slower pace than we’d previously forecast as a result of challenging weather conditions in the first half of the year and slower ramp up of new work driven by owner delays. Fortunately, this drag was partially offset by strong performances by our other business units, which enabled us to deliver year-over-year improvement on our bottom line. We are also very pleased with our increasing average margin in backlog, which reflects our selective and more disciplined bidding process and improved project execution.”

Mr. Varello continued, “We also made meaningful progress in our goal to diversify our project mix towards more profitable opportunities. While road and highway building will always be an important part of our business, we believe that we have the combination of experience, capability and reputation to win new awards at attractive margins in existing and adjacent markets. As an example, we were pleased with the sizeable airport projects we announced in Arizona and Utah earlier this month and expect to add similar projects in the coming quarters. Overall, the bidding landscape throughout our operating geographies continues to look favorable and, given the federal and state funding outlook, we expect the volume and pace of project lettings to continue its current momentum for the balance of 2016 and into 2017. As a result, we are optimistic that our strategy of selectively bidding projects that give us the greatest opportunity to improve profitability will remain successful in the coming year.”

“During the third quarter we deployed proceeds of our May 2016 equity offering to reduce our debt. We also strengthened our balance sheet with cash provided by operating activities of approximately $9 million. Given our improved cash balance and liquidity, we intend to refinance our asset-based credit facility with a lower cost, higher capacity, revolving credit line which will further strengthen our financial position to support future growth. We maintain our original target of the first half of 2017 to complete this refinancing.”

Mr. Varello concluded, “Turning to our outlook for the remainder of 2016, the majority of our business units are performing at expected levels, which makes us confident in our previously announced guidance for full year 2016 revenues. This extrapolates to fourth quarter revenue in the range of $150 million to $170 million. As mentioned previously, however, our Texas business has not recovered as rapidly as we originally anticipated, and remains below our targets from a profitability standpoint. As a result, we are revising our outlook for the balance of 2016 and now expect our net income for the fourth quarter, one of our seasonally slowest quarters, to approximate breakeven. Our focus remains on gross margin improvement and tight G&A cost controls to further enable us to grow our bottom line. In summary, we are continuing to make progress with Sterling’s turnaround, and expect to deliver additional improvements for the balance of 2016 and into 2017.”

Conference Call:

Sterling’s management will hold a conference call to discuss these results and recent corporate developments on Monday, October 31, 2016 at 4:30 p.m. ET/3:30 p.m. CT. Interested parties may participate in the call by dialing (201) 493-6744 or (877) 445-9755 ten minutes before the conference call is scheduled to begin, and asking for the Sterling Construction call.

To listen to a simultaneous webcast of the call, please go to the Company’s website at www.strlco.com at least 15 minutes early to download and install any necessary audio software. If you are unable to listen live, the conference call webcast will be archived on the Company’s website for 30 days.

Sterling is a leading heavy civil construction company that specializes in the building and reconstruction of transportation and water infrastructure projects in Texas, Utah, Nevada, Colorado, Arizona, California, Hawaii, and other states in which there are construction opportunities. Its transportation infrastructure projects include highways, roads, bridges, airfields, ports and light rail. Its water infrastructure projects include water, wastewater and storm drainage systems.

This press release includes certain statements that fall within the definition of “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Any such statements are subject to risks and uncertainties, including overall economic and market conditions, federal, state and local government funding, competitors’ and customers’ actions, and weather conditions, which could cause actual results to differ materially from those anticipated, including those risks identified in the Company’s filings with the Securities and Exchange Commission. Accordingly, such statements should be considered in light of these risks. Any prediction by the Company is only a statement of management’s belief at the time the prediction is made. There can be no assurance that any prediction once made will continue thereafter to reflect management’s belief, and the Company does not undertake to update publicly its predictions or to make voluntary additional disclosures of nonpublic information, whether as a result of new information, future events or otherwise.

Contact: Sterling Construction Company, Inc. Jennifer Maxwell, Director of Investor Relations 281-951-3560	Investor Relations Counsel: The Equity Group Inc. Fred Buonocore 212-836-9607 Kevin Towle 212-836-9620

(See Accompanying Tables)

STERLING CONSTRUCTION COMPANY, INC. & SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except share and per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Revenues	$205,629	$176,000	$521,778	$471,107
Cost of revenues	(188,597)	(161,542)	(484,827)	(454,374)
Gross profit	17,032	14,458	36,951	16,733
General and administrative expenses	(9,575)	(11,119)	(29,221)	(32,320)
Other operating income (expense), net	(3,785)	(958)	(7,143)	1,128
Operating income (loss)	3,672	2,381	587	(14,459)
Interest income	15	32	19	464
Interest expense	(491)	(1,087)	(2,176)	(2,103)
Loss on extinguishment of debt	--	--	--	(240)
Income (loss) before income taxes and earnings attributable to noncontrolling interests	3,196	1,326	(1,570)	(16,338)
Income tax (expense) benefit	(41)	39	(68)	8
Net income (loss)	3,155	1,365	(1,638)	(16,330)
Noncontrolling owners’ interests in earnings of subsidiaries and joint ventures	(740)	(1,109)	(1,252)	(2,948)
Net income (loss) attributable to Sterling common stockholders	$2,415	$256	$(2,890)	$(19,278)

Net income (loss) per share attributable to Sterling common stockholders:
Basic and diluted	$0.10	$0.01	$(0.12)	$(1.00)

Weighted average number of common shares outstanding used in computing per share amounts:
Basic	25,002,964	19,627,674	23,914,688	19,269,123
Diluted	25,364,881	19,627,674	23,914,688	19,269,123

STERLING CONSTRUCTION COMPANY, INC. & SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share and per share data)

	September 30, 2016	December 31, 2015
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$43,021	$4,426
Contracts receivable, including retainage	105,415	82,112
Costs and estimated earnings in excess of billings on uncompleted contracts	31,989	26,905
Inventories	4,000	2,535
Receivables from and equity in construction joint ventures	9,469	12,930
Other current assets	6,170	6,013
Total current assets	200,064	134,921
Property and equipment, net	70,363	73,475
Goodwill	54,820	54,820
Other assets, net	2,968	2,949
Total assets	$328,215	$266,165
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$76,861	$58,959
Billings in excess of costs and estimated earnings on uncompleted contracts	61,896	30,556
Current maturities of long-term debt	4,653	4,856
Income taxes payable	63	67
Accrued compensation	10,412	5,977
Other current liabilities	5,545	3,896
Total current liabilities	159,430	104,311
Long-term liabilities:
Long-term debt, net of current maturities	6,952	15,324
Member’s interest subject to mandatory redemption and undistributed earnings	46,466	50,438
Other long-term liabilities	911	338
Total long-term liabilities	54,329	66,100
Commitments and contingencies (Note 5)
Equity:
Sterling stockholders’ equity:
Preferred stock, par value $0.01 per share; 1,000,000 shares authorized, none issued	--	--
Common stock, par value $0.01 per share; 28,000,000 shares authorized, 25,002,964 and 19,753,170 shares issued	250	198
Additional paid in capital	208,435	188,147
Retained deficit	(95,390)	(92,500)
Total Sterling common stockholders’ equity	113,295	95,845
Noncontrolling interests	1,161	(91)
Total equity	114,456	95,754
Total liabilities and equity	$328,215	$266,165